Exhibit 10.14

EXECUTION COPY

EMPLOYMENT AGREEMENT OF J. DOUGLAS WINTER (THIS “AGREEMENT”)

Employment: I am pleased to confirm your offer of employment with Document Sciences Corporation (the “Company”) in the capacity of General Manager, Technical Operations, reporting to John L. McGannon, President & CEO. In your role, you will be responsible for managing the company’s development, quality assurance, professional services, knowledge services, solutions support and IT support organizations. Your proposed start date is July 15, with a starting base salary of $150,000 annually. Your base salary will be reviewed annually in January of each year, commencing January, 2005, with adjustments effective as of February 1 of the respective year. Your employment start date will be the same date that is the Closing Date as defined in the Stock Purchase Agreement, dated June 27, 2004, between the Company and the shareholders of Objectiva Software Solutions, Inc.

Corporate Officer: At your start date, you will become a corporate officer of the Company,

Bonus Potential: in addition to base salary, you will be eligible for a bonus up to 100% of base. Bonus criteria are set annually and are customarily finalized by the first meeting of the Company’s board of directors of the year to which the bonus applies. For calendar year 2004, your bonus potential is based on net income achievement of the Company as follows:

% of Net Income Target	Net Income	Bonus As % of Base Salary	Bonus Potential
80% of Target	624,000	10	$15,000
100% of Target	780,000	50	$75,000
150% of Target	1,170,000	100	$150,000

The bonus will be prorated for achievement between the designated levels (e.g. a 30% bonus will be paid for achieving 90% of the net income target set forth above).

For purposes of calculating your bonus potential, the Company’s net income for the year 2004, which will include the impact of accrued bonus expense, shall be the amount defined in its public financial disclosures (i.e. 4th quarter earnings press release and 10K filing). Payment of any annual bonus earned will occur shortly after the Company’s January 2005 meeting of the Company’s board of directors, and in each succeeding January during the period of your employment by the Company.

Benefits: You will begin to accrue paid vacation leave commencing with the first day of your employment, and it will accrue each pay period, equaling three weeks over a one-year period. Unused vacation leave may be carried forward to succeeding years in accordance with the Company’s policies and procedures published and distributed to its employees. In addition, you will receive personal choice days and sick days (pro-rated based on your date of hire) that may be used each year as stated in our established policies and procedures. The current policies and procedures allow for two (2) personal choice days and five (5) sick days each year. You will also qualify, as of the date that your employment commences, to participate in the Company’s health, dental, life, disability and 401 (k) benefit plans, subject to the terms, conditions and limitations contained in the applicable plan documents and insurance policies.

Drug Screening: In accordance with our standard policy, this offer is subject to your successful completion of a drug-screening test prior to your proposed start date. You will be contacted immediately following receipt of your signed acceptance of this offer of employment to arrange for testing.

Condition of Employment: Employment with the Company is at the mutual consent of the Company and each of its employees. Accordingly, the Company and its employees retain that right to terminate the employment relationship at will, at any time, with or without cause. However, other than termination “For Cause”, the compensation payable to you and your employment shall be for not less than one year from your start date.

Conditions of Separation: In the case that you are terminated by the Company prior to the third anniversary of the closing under the Stock Purchase Agreement, dated June 27, 2004, by and among the Company and the individuals listed therein, other than “For Cause”, you will receive a separation payment of six months worth of your then-current base salary. If such separation occurs within sixty (60) days prior to, concurrent with or following a change in control of the Company, you will also receive your full bonus potential, as prorated herein and as of the effective date of such change in control. The term “For Cause” as used herein shall include, but is not limited to, any one or more of the following occurrences:

(i)	if you repeatedly and substantially fail or refuse to perform the duties of (A) your employment as stated in this Agreement, and/or (B) as reasonably directed by the Chief Executive Officer of the Company (provided in each case that such failure or refusal directly or indirectly causes the Company to suffer a material adverse effect and the Company has informed you in writing of such failure and you have not cured such failure within thirty (30) days following the date of your receipt of such notice);

(ii)	your conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction for any felony involving moral turpitude; or

(iii)	your commission of an act of fraud, whether prior to or subsequent to the date hereof, upon the Company.

In the event of your total disability or death (the term “total disability” shall mean the inability to perform duties hereunder for a period of ninety (90) days in any one hundred twenty (120) consecutive day period by reason of mental illness or disability, as determined by an insurance carrier that provides disability insurance for your benefit), the separation payment of six months worth of then-current base salary as above described shall not be payable to you. The Company hereby agrees to maintain disability insurance for your benefit in accordance with its benefit programs for its employees and officers.

Compensation/Benefits Payable Upon Separation: Upon termination of employment (regardless of the reason or manner of termination), you will be paid (i) any and all accrued and unpaid salary, a pro rata portion of any bonus payable for the period of your employment (e.g., if 100% of target is realized for the year during which separation occurs, then you will be paid a pro rata share of the bonus for the period of your employment, such as 75% if your employment was for 9 months out of the 12 months of that year); and (ii) accrued and unused vacation leave.

Authority: Please note that no individual, other than the President & CEO of the Company, has the authority to make any agreement or representation in respect of the subject matter of this Agreement. Therefore, this Agreement constitutes a final and fully binding integrated agreement with respect to the at-will nature of the employment relationship provided herein. Please note that the Company strictly abides by all immigration and employment laws. Therefore, this offer of employment is subject to compliance with U.S. Immigration Law.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed an its behalf as of the day and year first above written.

DOCUMENT SCIENCES CORPORATION	AGREED AND ACCEPTED:

BY: John L McGannon, President & CEO	J.DOUGLAS WINTER

/s/ John L McGannon	/s/ J. Douglas Winter
SIGNATURE	SIGNATURE